Exhibit 10.21

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into as of March 13, 2018 (the “Effective Date”), by and between J.Jill, Inc. (the “Company”), and Paula Bennett (the “Executive” and, together with the Company, the “Parties”).

R E C I T A L S

WHEREAS, the Parties desire to enter into a written retirement agreement to reflect the terms upon which, effective as of April 14, 2018 (the “Retirement Date”), Executive will retire from her positions as Chief Executive and President of the Company and resign from the Board of Directors of the Company (the “Board”);

WHEREAS, the Company, Executive and certain other parties thereto previously entered into that certain Second Amended and Restated Employment Agreement, dated as of March 14, 2017 (the “Employment Agreement”), and capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement; and

WHEREAS, the Parties have mutually agreed to a consensual retirement by Executive from her employment with the Company and that such departure shall be treated as a Mandatory Retirement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance of each, the Parties agree as follows:

AGREEMENTS

1.

Retirement Date. The Parties agree that Executive’s retirement as Chief Executive Officer and President of the Company shall be effective as of the Retirement Date and that, as of such date, Executive shall be deemed to have resigned from all offices and directorships she then holds relating to any J.Jill Company, including as a member of the Board. If requested by the Company, Executive shall deliver written instruments of resignation evidencing such resignations.

2.	Retirement Benefits.

(a)

The Company acknowledges and agrees that Executive’s retirement shall be treated as a Mandatory Retirement and that Executive shall be entitled to the payments and benefits set forth in paragraph 6(f)(iii) of the Employment Agreement, which payments and benefits shall be paid in accordance with the terms, and subject to the conditions, of the Employment Agreement, including without limitation, Executive’s timely execution and non-revocation of the Release attached hereto as Exhibit A such that the Release is effective and irrevocable no later than sixty (60) days following the Retirement Date.

(b)

In addition to the payments and benefits set forth in Section 2(a) above, pursuant to the terms of Section 4(c) of that certain Grant Agreement, dated as of May 8, 2015, between JJill Topco Holdings, LP and Executive, as amended by that certain letter agreement dated as of March 14, 2017 (collectively, the “Amended Grant Agreement”), all of the Unvested Proceeds (within the meaning of the Amended Grant Agreement) held by Executive or the Paula L. Bennett 2015 Family Trust (the

“Trust”) will automatically vest effective as of the Retirement Date and will be released to Executive or the Trust, as applicable, in the time period set forth in the Amended Grant Agreement.

3.

Further Cooperation. Executive hereby agrees that during the period beginning on the Retirement Date and ending on October 14, 2018, Executive shall make herself reasonably available as may be reasonably requested by the Chief Executive Officer or Board from time to time, to cooperate with matters that pertain to Executive’s past employment with the Company and its predecessors and the transition of her duties to the incoming Chief Executive Officer, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making herself reasonably available to the Company for other related purposes. The Company shall reimburse Executive for any reasonable travel  and out-of-pocket expenses incurred by Executive in providing such cooperation and will provide Executive with a payment at the rate of $2,222 per day in respect of any whole or partial day on which she provides such cooperation. Furthermore, any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs and Executive shall remain entitled to the protections of the indemnification agreement between Executive and the Company entered into as of March 14, 2017 (the “Indemnification Agreement”) with respect to any cooperation provided hereunder. For the sake of clarity, the Parties acknowledge and agree that Executive shall incur a “separation from service” within the meaning of Section 409A upon her Mandatory Retirement, as the Parties reasonably anticipate that the level of bona fide services that Executive will perform after the Retirement Date shall represent no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding 36 month period.

4.	Miscellaneous.

(a)Employment Agreement; Amended Grant Agreement; Indemnification Agreement. The terms of the Employment Agreement, the Amended Grant  Agreement and the Indemnification Agreement shall continue in effect pursuant to the terms set forth therein, including, without limitation, Executive’s continued obligations to abide by the terms of the restrictive covenants contained in the Employment Agreement and the Company’s and Executive’s continuing obligations as set forth in paragraph 6(h) of the Employment Agreement.

(b)Complete Agreement; Waiver; Amendment. This Agreement shall be binding on the Parties as of the Effective Date. Except as otherwise provided in this Agreement, as of  the Effective Date, Executive has no oral representations, understandings, or agreements with any of the J.Jill Companies or any of its officers, directors, or representatives covering the same subject matter as this Agreement. As of the Effective Date, this Agreement (including documents referred to herein) are the final, complete, and exclusive statement of expression of the agreement among the Parties with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by (i) a duly authorized officer of the Company or a member of the Board (in each case other than Executive), in which case the Board shall also cause the Company to execute the same amendment, and (ii) Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

(c)Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

(d)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(e)Other. Paragraphs 6(j), 12, 14, 17, 20, and 21 of the  Employment  Agreement are incorporated herein by reference and will apply mutatis mutandis as set forth therein to this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Retirement Agreement to be duly executed as of the date first written above.

J.Jill, Inc.

/s/ Vijay Moses

By:	Vijay Moses
Title:	VP, General Counsel and Secretary

/s/ Paula Bennett
PAULA BENNETT

Exhibit A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of J.Jill, Inc. (“J.Jill”), as of this ____day of __________, 2018, by Paula Bennett (the “Executive”). The Executive agrees as follows:

1.  The employment relationship between the Executive and J.Jill and Jill Acquisition LLC (the “Company”), terminated on the 14th day of April, 2018 (the “Termination Date”) pursuant to paragraph 6(c) of the Second Amended and Restated Employment Agreement by and among the Company, J.Jill, Executive, and for certain purposes, only, certain other parties thereto dated March 14, 2017 (the “Employment Agreement”) and the retirement agreement between the Executive and J.Jill dated as of March 13, 2018 (the “Retirement Agreement”). Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

2.  In consideration of the payments, rights and benefits provided for in paragraph 6(f) of the Employment Agreement (“Separation Terms”) that are conditioned upon the effectiveness of this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of herself and her agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with J.Jill, the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean each J.Jill Company (and predecessor thereof) and any of their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of any J.Jill Company employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the J.Jill Companies and not in any individual capacity unrelated to the business of the J.Jill Companies).

3.  The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive, J.Jill and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has at least twenty-one (21) days within which to consider this Release and such additional time provided in the Employment Agreement, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of J.Jill, and this Release shall not become effective or enforceable until the revocation period has expired.

4.  This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights Executive has to indemnification, including, without limitation, under paragraph 18 of the Employment Agreement and the Indemnification Agreement, and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under any J.Jill Company employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of the Executive as an equityholder of J.Jill or (v) any rights the Executive has under the Retirement Agreement.

5.  The Executive represents and warrants that she has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6.  This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7.  The Executive waives any right to reinstatement or future employment with any J.Jill Company following the Executive’s separation from the Company on the Termination Date.

8.  The Executive shall continue to be bound by the restrictive covenants contained in Sections 7(b)-(d) through 10 of the Employment Agreement.

9.  This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

10.  Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11.  The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The Executive has executed this Release as of the day and year first written above.

PAULA BENNETT